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                                                                      EXHIBIT 12

                       LORAL SPACE & COMMUNICATIONS LTD.

          COMPUTATION OF DEFICIENCY OF EARNINGS TO COVER FIXED CHARGES

                  AND RATIO OF EARNINGS TO COVER FIXED CHARGES
                         (in thousands, except ratios)
                                  (Unaudited)

                                                                 YEARS ENDED DECEMBER 31,
                                                           ------------------------------------
                                                             1999        1998          1997
                                                           --------    --------    ------------
Earnings:
  Income (loss) before income taxes, equity in net loss
     of affiliates and minority interest.................  $(62,138)   $(25,628)     $126,982
  Plus fixed charges:
     Interest expense....................................   173,612     111,334        37,871
     Interest component of rent expense(1)...............     9,953       6,600         4,400
  Less capitalized interest..............................    84,315      60,125        22,641
                                                           --------    --------      --------
Earnings available to cover fixed charges................  $ 37,112    $ 32,181      $146,612
                                                           ========    ========      ========
Fixed charges(2).........................................  $229,044    $172,619      $ 78,568
                                                           ========    ========      ========
Deficiency of earnings to cover fixed charges............  $191,932    $140,438
                                                           ========    ========
Ratio of earnings to cover fixed charges.................                                 1.9x
                                                                                     ========

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(1) The interest component of rent expense is deemed to be approximately 25% of total rent expense.

(2) Fixed charges include preferred dividends as adjusted for the Company's effective tax rate. The effective tax rate for 1999 excludes the effect of a $34 million tax benefit affecting the utilization of Loral CyberStar's pre-acquisition loss carryforwards.